Ex. 77.E.

LEGAL PROCEEDINGS

1. Tribune Company

Harbor Mid Cap Value Fund has been named as a defendant and/or as a putative member of a proposed defendant class in Kirschner v. FitzSimons (In re Tribune Co.),
No. 12-2652 (S.D.N.Y.) (the FitzSimons action);
Deutsche Bank v. Ohlson Enterprises, No. 12-0064 (S.D.N.Y.) (the Deutsche Bank action); and Niese v. ABN AMRO Clearing Chicago LLC, No. 12-0555 (S.D.N.Y.) (the Niese action), as a result of its ownership of shares in the Tribune
Company (Tribune) in 2007, when Tribune effected a leveraged buyout transaction (LBO) by which Tribune converted to a privately-held company. The plaintiffs in these lawsuits have alleged that, in connection with the LBO, insiders and shareholders were paid for their Tribune stock using financing that the insiders knew would, and ultimately did, leave Tribune insolvent. The plaintiffs have asserted claims for fraudulent conveyance against Harbor Mid Cap
Value Fund and other former Tribune shareholders.

All three lawsuits have been consolidated with the majority of the other Tribune-related lawsuits in the multidistrict litigation proceeding In re Tribune Co. Fraudulent Conveyance
Litig., No. 11-2296 (S.D.N.Y.) (the MDL Proceeding).

On September 23, 2013, the District Court granted the defendants omnibus motion to dismiss the Deutsche Bank and Niese actions, on the basis that the plaintiffs lacked standing. On September 30, 2013, the plaintiffs filed a notice of appeal of the September 23 order. On October
28, 2013, the defendants filed a joint notice of cross-appeal of that same order. On March 29, 2016, the U.S. Court of Appeals for the Second Circuit issued its opinion on the appeal of the Deutsche Bank and Niese actions. The appeals court affirmed the district courts dismissal of those lawsuits, but on different grounds than the district court. The appeals court held that while the plaintiffs have standing under the U.S.
Bankruptcy Code, their claims were preempted by Section
546(e) of the Bankruptcy Code the statutory safe harbor for settlement payments. On April 12, 2016, the plaintiffs filed a petition seeking rehearing en banc before the appeals court. On July 22, 2016, the appeals court denied the petition. On September 9, 2016, the plaintiffs filed a petition for writ of certiorari in the U.S. Supreme
Court challenging the Second Circuits decision that the safe harbor of Section 546(e) applied to their claims. The shareholder defendants filed a joint brief in opposition to the petition for certiorari on October 24, 2016. The plaintiffs filed a reply in support of the petition on November 4, 2016. The Supreme Court has not yet granted or denied the petition for certiorari.

On May 23, 2014, the defendants filed motions to dismiss the FitzSimons action, including a global motion to dismiss
Count I, which is the claim brought against former Tribune shareholders for intentional fraudulent conveyance under U.S. federal law. On January 6, 2017, the United States
District Court for the Southern District of New York granted the shareholder defendants motion to dismiss the intentional fraudulent conveyance claim in the FitzSimons action. In dismissing the intentional fraudulent conveyance claim, the Court denied the plaintiffs request to amend the complaint. The Courts order is not immediately appealable, but the plaintiff has asked the Court to direct entry of a final judgment in order to make the order immediately appealable. On February 23, 2017, the Court issued an order stating that it intends to permit an interlocutory appeal of the dismissal order, but will wait to do so until it has resolved outstanding motions to dismiss filed by other defendants. Accordingly, the timing of the appeal is uncertain.

None of these lawsuits alleges any wrongdoing on the part of Harbor Mid Cap Value Fund. Harbor Mid Cap Value Fund held shares of Tribune and tendered these shares as part of Tribunes LBO. The value of the proceeds received by Harbor Mid Cap Value Fund was approximately $299,000.
Harbor Mid Cap Value Funds cost basis in the shares of Tribune was approximately $262,000. At this stage of the proceedings, Harbor Mid Cap Value Fund is not able to make a reliable prediction as to the outcome of these lawsuits or the effect, if any, on the Funds net asset value.

2. Lyondell Chemical Company

In October 2011, Harbor Capital received subpoenas in connection with two cases: Weisfelner, as Trustee of the LB Creditor Trust v. Fund 1 (In re Lyondell Co.),
No. 10-4609 (Bankr. S.D.N.Y.) (the Creditor Trust action) and Weisfelner, as Trustee of the LB Litigation Trust
v. A. Holmes H. Holmes TTEE (In re Lyondell Co.),No.
10-5525 (Bankr. S.D.N.Y.) (the Litigation Trust action).
Both cases, and a related case entitled Weisfelner, as Trustee of the LB Creditor Trust v. Reichman, No. 12-1570
(Bankr. S.D.N.Y.) (the Reichman action), arise out of the bankruptcy of Lyondell Chemical Company (Lyondell), shares of which were previously owned by Harbor Mid Cap
Value Fund. Similar to the claims made in the Tribune matter, these actions seek to have set aside and recovered as fraudulent transfers from former
Lyondell shareholders the consideration paid to them pursuant to the cash out merger of Lyondell shareholders in connection with the combination of Lyondell and Basell
AF in 2007. Lyondell filed for bankruptcy in 2008.

The Litigation Trust action and the Reichman action name classes of defendants of persons or entities that received proceeds from the Lyondell merger transaction, and the Creditor Trust action names hundreds of anonymously identified defendants. Because Harbor Mid Cap Value Fund was a beneficial owner of Lyondell stock and received proceeds from the Lyondell merger transaction, it is possible that Harbor Mid Cap Value Fund will be identified as a defendant or is already captured within the definition of the putative classes in the Litigation
Trust action or Reichman action. It may also be one of the anonymously identified defendants in the Creditor Trust action.

On May 8, 2014, the plaintiff in the Litigation Trust action filed a motion to certify the defendant class generally comprised of all former Lyondell shareholders that received proceeds in exchange for their shares in the 2007 merger transaction.

On July 30, 2014, the defendants filed a motion to dismiss these lawsuits. The Bankruptcy Court held oral argument on the motions to dismiss and on the motion for class certification on January 14 and January 15, 2015. On September 15, 2015, the Bankruptcy Court denied the motion for class certification without prejudice to the plaintiffs right to file a renewed motion.

On November 18, 2015, the Court granted the defendants motion to dismiss the Litigation Trust action and denied their motion to dismiss the Creditor Trust and Reichman actions. The Bankruptcy Court entered final judgment dismissing the Litigation Trust Action, but the plaintiff appealed the dismissal to the U.S. District Court for the Southern District of New York.

On July 27, 2016, the District Court reversed the
Bankruptcy Court and reinstated the federal law intentional fraudulent transfer claim in the Litigation
Trust action and remanded to the Bankruptcy Court for further proceedings. On August 11, 2016, the shareholder defendants filed a motion for reconsideration and/or to certify an interlocutory appeal of the District Courts opinion. On October 5, 2016, the District Court denied the motion for reconsideration and/or to certify an interlocutory appeal. In light of this ruling, the federal intentional fraudulent conveyance claim will move forward before the Bankruptcy Court, but a schedule for that case has not yet been set.

On May 4, 2016, the defendants filed a motion to dismiss, or in the alternative, for a stay of, the Creditor Trust and Reichman actions in light of the U.S. Court of Appeals for the Second Circuits opinion in the appeal of the Tribune Deutsche Bank and Niese actions. On July 20, 2016, the Bankruptcy Court issued a report and recommendation granting the defendants motion to dismiss. The U.S.District
Court for the Southern District of NewYork has not yet accepted theBankruptcy Courts recommendation or entered a final judgment.

None of these lawsuits alleges any wrongdoing on the part of Harbor Mid Cap Value Fund. Harbor Mid
Cap Value Fund received approximately $1,439,000 in cash proceeds from the cash out merger. Harbor Mid Cap
Value Funds cost basis in the shares of Lyondell was approximately $931,000. At this stage of the proceedings, Harbor Mid Cap Value Fund is not able to make a reliable prediction as to the outcome of these lawsuits or the effect, if any, on the Funds net asset value.